Exhibit 99.1

Howmet Aerospace Delivers Third Quarter 2021 Sequential Revenue Growth; Raises Adjusted EPS Guidance1

Positive Cash Generation and Improved Capital Structure

PITTSBURGH--(BUSINESS WIRE)--November 4, 2021--Howmet Aerospace (NYSE:HWM):

Third Quarter 2021 Highlights

  Revenue of $1.28 billion, up 13% year over year and up 7% sequentially
  Income from continuing operations of $27 million, or $0.06 per share, versus $36 million, or $0.08 per share, in the third quarter 2020
  Income from continuing operations excluding special items of $120 million, or $0.27 per share, versus $13 million, or $0.03 per share, in the third quarter 2020
  Operating income of $205 million, up 181% year over year
  Operating income excluding special items of $224 million, up 124% year over year
  Generated $67 million cash from operations and $115 million of adjusted free cash flow; $106 million of cash used for financing activities; and $50 million of cash provided from investing activities
  Issued $700 million aggregate principal amount of 3.000% Notes due 2029; Tendered $600 million aggregate principal amount of 6.875% Notes due 2025; Repurchased $100 million aggregate principal amount of 5.125% Notes due 2024 across third quarter 2021 and October 2021
  Cash balance at end of quarter of $726 million including impacts of debt actions, common stock repurchase, and reinstatement of common stock dividend

2021 Guidance1 Updated

	4Q 2021 Guidance			FY 2021 Guidance
	Low	Outlook	High	Low	Outlook	High
Revenue	$1.295B	$1.315B	$1.325B	~$4.980B	~$5.000B	~$5.010B
Adj. EBITDA*	$290M	$300M	$310M	~$1.125B	~$1.135B	~$1.145B
Adj. EBITDA Margin*	22.4%	22.8%	23.4%	~22.6%	~22.7%	~22.9%
Adj. Earnings per Share*	$0.27	$0.29	$0.30	$0.98	$1.00	$1.01
Adj. Free Cash Flow				$425M	$450M	$475M
* Excluding Special Items
~ Reflects approximation
_____________

[1] Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2021 Guidance” below.

Key Announcements

  In the third and fourth quarters 2021, the Company took additional actions to further reduce annualized interest expense by approximately $25 million, bringing the year-to-date annualized interest expense savings to approximately $70 million.
  On August 18, 2021, the Board of Directors of Howmet Aerospace authorized an additional share repurchase program of up to $1.5 billion of its outstanding common stock. During the third quarter 2021, the Company repurchased approximately 770,000 shares for $25 million. As of September 30, 2021, total share repurchase authorizations available were $1.55 billion.
  On July 19, 2021, the Board of Directors reinstated a quarterly dividend on the Company’s common stock, with a dividend of $0.02 per share paid on August 25, 2021. On October 15, 2021, the Company declared a dividend of $0.02 per share to be paid on November 25, 2021 to the holders of record of the common stock at the close of business on November 5, 2021.
  Effective October 14, 2021, John C. Plant assumed the position of sole Chief Executive Officer and continued in his role as Executive Chairman of the Board of Directors. Mr. Plant has elected to remain with Howmet Aerospace beyond his previously expected departure date and lead the Company through the aerospace market upturn. Tolga I. Oal, the Company’s prior Co-Chief Executive Officer, has departed the Company to pursue other opportunities.

Howmet Aerospace (NYSE:HWM) today reported third quarter 2021 results. The Company reported third quarter revenues of $1.28 billion, up 13% year over year, primarily driven by growth in the commercial transportation, commercial aerospace and industrial gas turbine markets as well as favorable product pricing, partially offset by declines in the defense aerospace market. Third quarter 2021 revenue increased 7% sequentially, driven by growth in the commercial aerospace market.

Howmet Aerospace reported income from continuing operations of $27 million, or $0.06 per share, in the third quarter 2021 versus $36 million, or $0.08 per share, in the third quarter 2020. Income from continuing operations excluding special items was $120 million, or $0.27 per share, in the third quarter 2021, versus $13 million, or $0.03 per share, in the third quarter 2020. Income from continuing operations in the third quarter 2021 included a $93 million charge from special items, principally related to debt tender and other financing costs.

Third quarter 2021 operating income was $205 million, up 181% year over year. Operating income excluding special items was $224 million, up 124% year over year. The year-over-year increase was driven by growth in the commercial transportation, commercial aerospace and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing, partially offset by declines in the defense aerospace market. Operating income margin, excluding special items, was up approximately 870 basis points year over year to 17.5%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “Howmet Aerospace delivered another quarter of strong performance, despite continued disruptions in key end markets. Third quarter 2021 revenue, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS met guidance ranges provided. Third quarter 2021 marked the start of the commercial aerospace recovery, with commercial aerospace revenue up 16% sequentially, driving total revenue growth of 7% sequentially.”

Mr. Plant continued, “The leading indicators for air travel remain encouraging, particularly for domestic travel. We expect revenue growth to continue in the fourth quarter 2021, and carry into 2022 and beyond. As expected, Engine Products began to grow notably in the third quarter 2021. We expect modest sequential growth in Engineered Structures in the fourth quarter 2021, with Fastening Systems showing growth in the first half of 2022.”

“Our liquidity position remains strong, supporting healthy free cash flow generation. We ended the third quarter 2021 with approximately $726 million of cash including impacts of debt actions, common stock repurchase, and reinstatement of the common stock dividend. Debt actions taken over the course of 2021 will reduce annualized interest costs by approximately $70 million. Also in the third quarter 2021, we repurchased $25 million of common stock and reinstated the $0.02 per share dividend on common stock, illustrating confidence in future cash flow generation.”

Third Quarter 2021 Segment Performance

Engine Products

Engine Products reported revenue of $599 million, an increase of 24% year over year, driven by growth in the commercial aerospace and industrial gas turbine markets, partially offset by declines in the defense aerospace market. Segment operating profit was $120 million, up 208% year over year, driven by favorable sales volumes in the commercial aerospace and industrial gas turbine markets as well as variable and fixed cost reductions. The segment added approximately 500 headcount in the quarter in anticipation of revenue increases into 2022. Segment operating profit margin increased approximately 1,200 basis points year over year to 20.0%.

Fastening Systems

Fastening Systems reported revenue of $254 million, a decrease of 6% year over year due to declines in the commercial aerospace market, primarily driven by the impact of COVID-19 and Boeing 787 production declines, partly offset by growth in the commercial transportation and industrial markets. Segment operating profit was $47 million, up 42% year over year, driven by variable and fixed cost reductions and favorable sales volumes in the commercial transportation and industrial markets, partially offset by volume declines in the commercial aerospace market. Segment operating profit margin increased approximately 630 basis points year over year to 18.5%.

Engineered Structures

Engineered Structures reported revenue of $199 million, a decrease of 3% year over year due to declines in the defense aerospace market. Commercial aerospace revenue in this segment increased year over year on narrow body recovery, partially offset by Boeing 787 production declines. Segment operating profit was $14 million, up 40% year over year, driven by variable and fixed cost reductions as well as growth in the commercial aerospace market, partially offset by volume declines in the defense aerospace market. Segment operating profit margin increased approximately 210 basis points year over year to 7.0%.

Forged Wheels

Forged Wheels reported revenue of $231 million, an increase of 34% year over year due to strength in the commercial transportation market. Segment operating profit was $62 million, up 77% year over year, driven by volume increases, fixed cost reductions, and maximizing production in low-cost countries. Segment operating profit margin increased approximately 650 basis points year over year to 26.8%.

2021 Guidance1

	4Q 2021 Guidance			FY 2021 Guidance
	Low	Outlook	High	Low	Outlook	High
Revenue	$1.295B	$1.315B	$1.325B	~$4.980B	~$5.000B	~$5.010B
Adj. EBITDA*	$290M	$300M	$310M	~$1.125B	~$1.135B	~$1.145B
Adj. EBITDA Margin*	22.4%	22.8%	23.4%	~22.6%	~22.7%	~22.9%
Adj. Earnings per Share*	$0.27	$0.29	$0.30	$0.98	$1.00	$1.01
Adj. Free Cash Flow				$425M	$450M	$475M
* Excluding Special Items
~ Reflects approximation

[1] With respect to the forward-looking non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share (EPS) or EPS excluding special items, and adjusted free cash flow, reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as such directly comparable forward-looking GAAP measures, are not available. Such reconciliations and comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Debt Actions During 2021 Reduce Annualized Interest Expense by Approximately $70 Million

In the third and fourth quarters 2021, the Company took additional actions to further reduce annualized interest expense by approximately $25 million, bringing the year-to-date annualized interest expense savings to approximately $70 million.

Date	Actions Taken	Annualized Interest Savings
January 15, 2021	Redeemed all outstanding 5.40% Notes due 2021 in aggregate principal amount of approximately $361 million with cash on hand.	Approximately $19 Million
May 3, 2021	Redeemed all outstanding 5.87% Notes due 2022 in aggregate principal amount of approximately $476 million with cash on hand.	Approximately $28 Million
September 1-2, 2021

On September 1, 2021 the Company issued $700 million aggregate principal amount of 3.000% Notes due 2029. On September 2, 2021 the Company used the net proceeds from the offering to tender $600 million aggregate principal amount of its 6.875% Notes due 2025.

Approximately $20 Million
Third and Fourth Quarters 2021

In the third quarter the Company repurchased approximately $53 million aggregate principal amount of its 5.125% Notes due 2024. The Company repurchased an additional $47 million aggregate principal amount of the Notes in the fourth quarter of 2021.

Approximately $5 Million
Total Annualized Interest Savings		Approximately $70 Million

Board of Directors Authorized Additional $1.5 Billion Share Repurchase Program; Repurchased $25 Million of Stock in the Third Quarter 2021

On August 18, 2021, the Company’s Board of Directors authorized an additional share repurchase program up to $1.5 billion of its outstanding common stock. During the third quarter 2021, the Company repurchased approximately 770,000 shares for $25 million. As of September 30, 2021, total share repurchase authorizations available were $1.55 billion.

Board of Directors Reinstated Common Stock Dividend of $0.02 Per Share

On July 19, 2021, the Board of Directors reinstated a quarterly dividend on the Company’s common stock, with a dividend of $0.02 per share paid on August 25, 2021. In addition, on October 15, 2021, the Company declared a dividend of $0.02 per share to be paid on November 25, 2021 to the holders of record of the common stock at the close of business on November 5, 2021.

John C. Plant to Continue Leading Company as Executive Chairman and sole Chief Executive Officer through the Aerospace Market Upturn

Effective October 14, 2021, John C. Plant assumed the position of sole Chief Executive Officer and continued in his role as Executive Chairman of the Board of Directors. Mr. Plant has elected to remain with Howmet Aerospace beyond his previously expected departure date and lead the Company through the aerospace market upturn. Tolga I. Oal, the Company’s prior Co-Chief Executive Officer, has departed the Company to pursue other opportunities.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, November 4, 2021. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on November 4, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; any future dividends and repurchases of its debt or equity securities; and expected employment plans. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 pandemic continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
Sales	$1,283	$1,195	$1,134

Cost of goods sold (exclusive of expenses below)	928	857	900
Selling, general administrative, and other expenses	70	55	66
Research and development expenses	4	4	5
Provision for depreciation and amortization	68	67	68
Restructuring and other charges(1)	8	5	22
Operating income	205	207	73

Loss on debt redemption	118	23	—
Interest expense, net	63	66	77
Other expense, net	1	8	8

Income (loss) from continuing operations before income taxes	23	110	(12)
(Benefit) provision for income taxes	(4)	36	(48)
Income from continuing operations after income taxes	27	74	36
Loss from discontinued operations after income taxes	—	—	—

Net income	$27	$74	$36

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3)(5):
Continuing operations	$0.06	$0.17	$0.08
Discontinued operations	$—	$—	$—
Net income per share	$0.06	$0.17	$0.08
Average number of shares(3)(4)	428,574,630	431,620,645	436,123,504

Earnings per share - Diluted(2)(3)(5):
Continuing operations	$0.06	$0.17	$0.08
Discontinued operations	$—	$—	$—
Net income per share	$0.06	$0.17	$0.08
Average number of shares(4)	434,180,960	437,019,955	439,389,489

Common stock outstanding at the end of the period	428,179,879	428,855,919	433,598,864
(1)

Restructuring and other charges for the quarter ended September 30, 2021 included asset impairments, pension settlement charges and other exit costs. Restructuring and other charges for the quarter ended June 30, 2021 included severance costs, asset impairments, pension settlement charges and other exit costs. Restructuring and other charges for the quarter ended September 30, 2020 included severance costs, pension curtailments and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 need to be subtracted from Net income.

(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 do not reflect the full impact of the share repurchases made at different times during the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$724	$1,610
Receivables from customers, less allowances of $— in 2021 and $1 in 2020	408	328
Other receivables(1)	57	29
Inventories	1,420	1,488
Prepaid expenses and other current assets	211	217
Total current assets	2,820	3,672
Properties, plants, and equipment, net	2,483	2,592
Goodwill	4,077	4,102
Deferred income taxes	202	272
Intangibles, net	554	571
Other noncurrent assets	221	234
Total assets	$10,357	$11,443

Liabilities
Current liabilities:
Accounts payable, trade	$646	$599
Accrued compensation and retirement costs	202	205
Taxes, including income taxes	77	102
Accrued interest payable	68	89
Other current liabilities	201	289
Short-term debt	14	376
Total current liabilities	1,208	1,660
Long-term debt, less amount due within one year	4,272	4,699
Accrued pension benefits	847	985
Accrued other postretirement benefits	154	198
Other noncurrent liabilities and deferred credits	297	324
Total liabilities	6,778	7,866

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	428	433
Additional capital	4,473	4,668
Retained earnings	534	364
Accumulated other comprehensive loss	(1,911)	(1,943)
Total equity	3,579	3,577
Total liabilities and equity	$10,357	$11,443
(1)

As of September 30, 2021, there was no deferred purchase program receivable included in Other receivables on the accompanying Consolidated Balance Sheet. As of December 31, 2020, the deferred purchase program receivable was $12, which was included in Other receivables on the accompanying Consolidated Balance Sheet.

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)

	Nine months ended September 30,
	2021	2020
Operating activities
Net income	$181	$155
Adjustments to reconcile net income to cash provided from (used for) from operations:
Depreciation and amortization	203	271
Deferred income taxes	24	25
Restructuring and other charges	22	148
Net loss from investing activities—asset sales	7	6
Net periodic pension cost	13	42
Stock-based compensation	28	35
Loss on debt redemption	141	64
Other	28	(1)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(382)	(117)
Decrease (increase) in inventories	49	(42)
Decrease in prepaid expenses and other current assets	6	1
Increase (decrease) in accounts payable, trade(1)	63	(439)
Decrease in accrued expenses	(121)	(177)
(Decrease) increase in taxes, including income taxes	(15)	41
Pension contributions	(68)	(110)
Increase in noncurrent assets	(1)	(5)
Decrease in noncurrent liabilities	(32)	(39)
Cash provided from (used for) operations	146	(142)
Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	—	(8)
Additions to debt (original maturities greater than three months)(1)	700	2,400
Payments on debt (original maturities greater than three months)(2)	(1,491)	(2,041)
Debt issuance costs	(11)	(61)
Premiums paid on early redemption of debt	(133)	(59)
Proceeds from exercise of employee stock options	17	30
Dividends paid to shareholders	(10)	(10)
Repurchase of common stock	(225)	(51)
Net cash transferred to Arconic Corporation at separation	—	(500)
Other	(21)	(39)
Cash used for financing activities	(1,174)	(339)
Investing Activities
Capital expenditures	(138)	(220)
Proceeds from the sale of assets and businesses(3)	8	114
Sale of debt securities	5	—
Cash receipts from sold receivables	267	258
Other	2	—
Cash provided from investing activities	144	152
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(6)
Net change in cash, cash equivalents and restricted cash	(885)	(335)
Cash, cash equivalents and restricted cash at beginning of year	1,611	1,703
Cash, cash equivalents and restricted cash at end of period	$726	$1,368

The separation of Arconic Inc. into two standalone, publicly-traded companies, Howmet Aerospace Inc. and Arconic Corporation, (the “Arconic Inc. Separation Transaction”) occurred on April 1, 2020. The cash flows related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows for the first quarter of 2020.
(1)

The proceeds from financing activities primarily related to long-term debt issuance of $1,200 in the first quarter of 2020 which went with Arconic Corporation at separation, the long-term debt issuance of $1,200 in the second quarter of 2020, and the long-term debt issuance of $700 in the third quarter of 2021.

(2)

The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 6.875% Notes due 2025 of approximately $600, 5.870% Notes due 2022 of approximately $476, and the 5.400% Notes due 2021 of approximately $361. Additionally in 2021, the Company repurchased in the open market the aggregate principal amount of the 5.125% Notes due 2024 of approximately $53.

(3)

Proceeds from the sale of assets and businesses in 2020 were primarily related to sale of a rolling mill in Itapissuma, Brazil and hard alloy extrusions plant in South Korea for $50 and $62 in cash, respectively, which were related to Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21	3Q21
Engine Products
Third-party sales	$781	$585	$485	$555	$2,406	$534	$544	$599
Inter-segment sales	$2	$1	$1	$1	$5	$1	$1	$1
Segment operating profit	$165	$105	$39	$108	$417	$101	$100	$120
Segment operating profit margin	21.1%	17.9%	8.0%	19.5%	17.3%	18.9%	18.4%	20.0%
Provision for depreciation and amortization	$30	$31	$31	$31	$123	$31	$30	$31
Restructuring and other charges (credits)	$13	$22	$9	$(8)	$36	$5	$5	$5
Capital expenditures	$19	$14	$15	$29	$77	$11	$16	$21

Fastening Systems
Third-party sales	$385	$326	$271	$263	$1,245	$272	$262	$254
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$70	$33	$48	$247	$45	$50	$47
Segment operating profit margin	24.9%	21.5%	12.2%	18.3%	19.8%	16.5%	19.1%	18.5%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$13	$12
Restructuring and other charges	$2	$24	$—	$13	$39	$2	$3	$3
Capital expenditures	$8	$7	$9	$15	$39	$5	$9	$8

Engineered Structures
Third-party sales	$275	$229	$206	$217	$927	$176	$160	$199
Inter-segment sales	$3	$2	$1	$1	$7	$1	$2	$1
Segment operating profit	$28	$19	$10	$16	$73	$10	$11	$14
Segment operating profit margin	10.2%	8.3%	4.9%	7.4%	7.9%	5.7%	6.9%	7.0%
Provision for depreciation and amortization	$13	$14	$13	$12	$52	$12	$13	$12
Restructuring and other charges (credits)	$17	$(5)	$9	$7	$28	$1	$—	$—
Capital expenditures	$3	$5	$3	$8	$19	$5	$5	$3

Forged Wheels
Third-party sales	$191	$113	$172	$203	$679	$227	$229	$231
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$50	$6	$35	$62	$153	$70	$61	$62
Segment operating profit margin	26.2%	5.3%	20.3%	30.5%	22.5%	30.8%	26.6%	26.8%
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10	$9	$10
Restructuring and other charges	$2	$1	$—	$—	$3	$—	$—	$—
Capital expenditures	$7	$4	$6	$6	$23	$9	$13	$15

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)

Reconciliation of Total Segment Operating Profit to Consolidated Income (Loss) Before Income Taxes
	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21	3Q21
Income (loss) from continuing operations before income taxes	$198	$(86)	$(12)	$71	$171	$113	$110	$23
Loss on debt redemption	—	64	—	—	64	—	23	118
Interest expense, net	84	80	77	76	317	72	66	63
Other (income) expense, net	(24)	16	8	74	74	4	8	1
Operating income	$258	$74	$73	$221	$626	$189	$207	$205
Unallocated amounts:
Restructuring and other charges	39	105	22	16	182	9	5	8
Corporate expense (income)(1)	42	21	22	(3)	82	28	10	30
Total segment operating profit	$339	$200	$117	$234	$890	$226	$222	$243
Total segment operating profit is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company by Segment excluding the impacts of Corporate, Restructuring and other charges, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations determined under GAAP as well as Total segment operating profit.

(1)

For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 costs related to fires at two plants, net of reimbursement, and costs associated with closures and shutdowns $3, offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $4 costs related to fires at two plants, net of reimbursement. For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $7 costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2020, Corporate expense included ($3) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($19) net reimbursement related to fires at two plants. For the quarter ended March 31, 2021, Corporate expense included $10 costs related to fires at two plants, net of reimbursement. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($3) net reimbursement related to fires at two plants. For the quarter ended September 30, 2021, Corporate expense included costs associated with closures, shutdowns, and other items $10 and $1 costs related to fires at two plants, net of reimbursement.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Adjusted free cash flow	Quarter ended			Nine months ended
	March 31, 2021	June 30, 2021	September 30, 2021	September 30, 2021
Cash (used for) provided from operations	$(6)	$85	$67	$146
Cash receipts from sold receivables	57	115	95	267
Capital expenditures	(55)	(36)	(47)	(138)
Adjusted free cash flow	$(4)	$164	$115	$275

The net cash funding from the sale of accounts receivables was neither a use of cash nor a source of cash for all periods presented.

In the third quarter of 2021, the Company restructured its accounts receivable securitization. As a result, going forward, Cash receipts from sold receivables (which had been included in the investing section of the Statement of Consolidated Cash Flows) will be $0 as the entire impact of the accounts receivable securitization program will be included in the Cash (used for) provided from operations section of the Statement of Consolidated Cash Flows. Consequently, for the fourth quarter of 2021 and full year 2022, the definition of Adjusted free cash flow will be simplified to be Cash (used for) provided from operations less Capital expenditures.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations excluding Special items	Quarter ended			Nine months ended
	September 30, 2020	June 30, 2021	September 30, 2021	September 30, 2020	September 30, 2021
Income from continuing operations	$36	$74	$27	$105	$181

Diluted earnings per share (EPS)
Continuing operations	$0.08	$0.17	$0.06	$0.23	$0.41
Discontinued operations	$—	$—	$—	$0.11	$—

Special items:
Restructuring and other charges	22	5	8	166	22
Discrete tax items(1)	(41)	4	(12)	(39)	(9)
Other special items
Debt tender fees and related costs	—	23	120	65	143
Costs, including interest, associated with the Arconic Inc. Separation Transaction	—	—	—	14	—
Plant fire costs (reimbursements), net	7	(3)	1	22	8
Legal and other advisory reimbursements related to Grenfell Tower, net	(2)	(4)	—	(9)	(4)
Costs associated with closures, shutdowns, and other items	—	—	10	—	10
Other tax items	(2)	2	(2)	(1)	(3)
Total Other special items	3	18	129	91	154
Tax impact(2)	(7)	(5)	(32)	(61)	(36)

Income from continuing operations excluding Special items	$13	$96	$120	$262	$312

Diluted EPS excluding Special items	$0.03	$0.22	$0.27	$0.59	$0.71

Average number of shares - diluted EPS excluding Special items	439,389,489	437,019,955	434,180,960	439,625,641	436,844,506
Income from continuing operations excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations determined under GAAP as well as Income from continuing operations excluding Special items.
(1)	Discrete tax items for each period included the following:
	•	for the quarter ended September 30, 2020, a benefit related to a U.S. tax law change ($36), a net benefit for prior year items ($6), and a net charge for other items $1;
	•	for the quarter ended June 30, 2021, a charge related to a U.K. tax rate change $2, and a net charge for other items $2;
	•	for the quarter ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), and a net charge for other items $1;
•

for the nine months ended September 30, 2020, a benefit for a U.S. tax law change ($36), charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation change $6, a benefit for stock compensation ($5), a net benefit for prior year items ($2), and a net benefit for other items ($2); and

•

for the nine months ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), a charge related to a U.K. tax rate change $2, and a net charge for other items $2.

(2)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Operational Tax Rate	Quarter ended September 30, 2021			Nine months ended September 30, 2021
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income from continuing operations before income taxes	$23	$139	$162	$246	$179	$425
(Benefit) provision for income taxes	$(4)	$46	$42	$65	$48	$113
Operational tax rate	(17.4)%		25.9%	26.4%		26.6%
Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.
(1)	Special items for the quarter ended September 30, 2021 include debt tender fees and related costs $120, Restructuring and other charges $11, costs associated with closures, shutdowns, and other items $10, and $1 costs related to fires at two plants, net of reimbursement. Special items for the nine months ended September 30, 2021 include debt tender fees and related costs $143, Restructuring and other charges $25, $8 costs related to fires at two plants, net of reimbursement, and costs associated with closures, shutdowns, and other items $10, partially offset by a reimbursement of legal and other advisory costs related to Grenfell Tower ($4).
(2)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items included the following:

	•	for the quarter ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), and a net charge for other items $1; and
•

for the nine months ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), a charge related to a U.K. tax rate change $2, and a net charge for other items $2.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Net Debt	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Short-term debt	$384	$376	$489	$13	$14
Long-term debt, less amount due within one year	4,697	4,699	4,224	4,227	4,272
Total debt	$5,081	$5,075	$4,713	$4,240	$4,286
Less: Cash, cash equivalents, and restricted cash	1,368	1,611	1,239	716	726
Net debt	$3,713	$3,464	$3,474	$3,524	$3,560

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Operating income excluding Special items	Quarter ended
	September 30, 2020	June 30, 2021	September 30, 2021
Operating income	$73	$207	$205

Special items:
Restructuring and other charges	22	5	8
Legal and other advisory reimbursements related to Grenfell Tower, net	(2)	(4)	—
Plant fire costs (reimbursements), net	7	(3)	1
Costs associated with closures, shutdowns, and other items	—	—	10
Operating income excluding Special items	$100	$205	$224

Sales	$1,134	$1,195	$1,283

Operating income margin, excluding Special items	8.8%	17.2%	17.5%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA Margin, excluding Special Items	Quarter ended
	June 30, 2021	September 30, 2021
Income from continuing operations after income taxes	74	$27

Add:
Provision (benefit) for income taxes	36	(4)
Other expense, net	8	1
Loss on debt redemption	23	118
Interest expense, net	66	63
Restructuring and other charges	5	8
Provision for depreciation and amortization	67	68
Adjusted EBITDA	$279	$281

Add:
Plant fire (reimbursements) costs, net	(3)	1
Legal and other advisory reimbursements related to Grenfell Tower	(4)	—
Costs associated with closures, shutdowns, and other items	—	10
Adjusted EBITDA, excluding Special items	$272	$292

Sales	$1,195	$1,283
Adjusted EBITDA Margin, excluding Special items	22.8%	22.8%

The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Management believes that Adjusted EBITDA and Adjusted EBITDA, excluding Special items are meaningful to investors because it provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com